Nelnet Reports Fourth Quarter 2024 Results
LINCOLN, Neb., February 27, 2025 - Nelnet (NYSE: NNI) today reported GAAP net income of $63.2 million, or $1.73 per share, for the fourth quarter of 2024, compared with a GAAP net loss of $7.9 million, or $0.21 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $52.7 million, or $1.44 per share, for the fourth quarter of 2024, compared with a net loss of $0.7 million, or $0.02 per share, for the same period in 2023.
"We are pleased with the results in the fourth quarter of 2024 and optimistic about the opportunities ahead in 2025,” said Jeff Noordhoek, chief executive officer of Nelnet. "This past year was a record-breaking one for Nelnet Business Services, one of our three core businesses. For Nelnet Diversified Services, 2024 was a year of strategic reinvestment as we transitioned to the new federal servicing contract and expanded our private loan servicing portfolio. Nelnet Financial Services focused on consolidation and alignment as part of our strategy to diversify assets and offset earnings from our legacy student loan portfolio. Our results reflect a balanced mix of success across different segments - exactly what we expect from a diversified company."

Nelnet has four reportable operating segments, earning interest income on loans in its Asset Generation and Management (AGM) and Nelnet Bank segments, both part of the company's Nelnet Financial Services (NFS) division, and fee-based revenue in its Loan Servicing and Systems (referred to as Nelnet Diversified Services (NDS)) and Education Technology Services and Payments (referred to as Nelnet Business Services (NBS)) segments. Other business activities and operating segments that are not reportable and not part of the NFS division are combined and included in Corporate Activities.
Asset Generation and Management
The AGM operating segment reported loan and investment net interest income of $48.3 million during the fourth quarter of 2024, compared with $35.6 million for the same period a year ago. The increase in 2024 was due an increase in loan spread2, offset by the anticipated runoff of the legacy Federal Family Education Loan Program loan portfolio. The average balance of loans outstanding decreased from $12.5 billion for the fourth quarter of 2023 to $9.4 billion for the same period in 2024.
AGM recognized a provision for loan losses in the fourth quarter of 2024 of $13.5 million ($10.3 million after tax), compared with $0.4 million ($0.3 million after tax) in the fourth quarter of 2023. Provision for loan losses was primarily impacted by establishing an initial allowance for consumer loans acquired during the fourth quarter of 2024. AGM also recognized a non-cash provision expense of $4.6 million ($3.5 million after tax) during the fourth quarter of 2024 related to the company's ownership of beneficial interest in loan securitizations.
In addition, AGM recognized income of $8.3 million ($6.3 million after tax) related to changes in the fair value of derivative instruments that do not qualify for hedge accounting, compared with a loss of $4.9 million ($3.7 million after tax) for the same period in 2023. AGM recognized net income after tax of $25.5 million during the fourth quarter of 2024, compared with $17.2 million for the same period in 2023.
Nelnet Bank
As of December 31, 2024, Nelnet Bank had a $644.6 million and $757.0 million loan and investment portfolio, respectively, and total deposits, including intercompany deposits, of $1.25 billion. Nelnet Bank reported loan and investment net interest income of $12.9 million during the fourth quarter of 2024, compared with $6.9 million for the same period a year ago. The increase in 2024 was due to an increase in the loan and investment portfolio and net interest margin.
Nelnet Bank recognized provision for loan losses in the fourth quarter of 2024 of $8.6 million ($6.5 million after tax), compared with $2.6 million ($2.0 million after tax) in the fourth quarter of 2023. Provision for loan losses at Nelnet Bank is due primarily from the establishment of an initial allowance for loans originated and acquired during the period. In addition, Nelnet Bank recognized income of $5.5 million ($4.2 million after tax) related to changes in the fair value of derivative instruments that do not qualify for hedge accounting, compared with a loss of $4.6 million ($3.5 million after tax) for the same period in 2023.
Nelnet Bank recognized net income after tax for the quarter ended December 31, 2024 of $4.2 million, compared with a net loss of $3.3 million for the same period in 2023.
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

2 Loan spread represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $138.0 million for the fourth quarter of 2024, compared with $128.8 million for the same period in 2023. On April 1, 2024, the company began to earn revenue under its new Unified Servicing and Data Solution (USDS) contract which replaced its legacy student loan servicing contract with the Department of Education (Department). Revenue earned under the USDS contract on a per borrower blended basis is lower than the legacy contract. During the fourth quarter of 2024, the company recognized $10.9 million in non-recurring revenue under its Department servicing contract related to certain inflation provisions from the prior legacy contract.
In July 2024, Discover Financial Services announced the sale of an approximately $10 billion private education student loan portfolio, representing approximately 400,000 borrowers, to partnerships managed by two global investment firms, with the company assuming responsibility for servicing the portfolio upon the sale. The conversion of these loans to the company's platform began in September 2024 with the majority of loan conversions completed in the fourth quarter of 2024. The company recognized $4.0 million in non-recurring conversion revenue in the fourth quarter of 2024.
As of December 31, 2024, the company was servicing $532.4 billion in government-owned, FFELP, private education, and consumer loans for 15.8 million borrowers, compared with $532.6 billion in servicing volume for 16.1 million borrowers as of December 31, 2023.
The Loan Servicing and Systems segment reported net income after tax of $20.4 million for the three months ended December 31, 2024, compared with $8.4 million for the same period in 2023.
Education Technology Services and Payments
For the fourth quarter of 2024, revenue from the Education Technology Services and Payments operating segment was $108.3 million, an increase from $106.1 million for the same period in 2023. Revenue less direct costs to provide services for the fourth quarter of 2024 was $69.7 million, compared with $66.7 million for the same period in 2023.
Net income after tax for the Education Technology Services and Payments segment was $13.6 million for the three months ended December 31, 2024, compared with $10.1 million for the same period in 2023.
Corporate Activities
Included in Corporate Activities are the operating results of the company's solar construction business. During the fourth quarter of 2024, the company reported a loss of $17.0 million ($13.0 million after tax) in its solar construction business. Since the acquisition of this business, the company has incurred low and, in some cases, negative margins on certain legacy projects. The 2024 loss includes the estimated losses on legacy construction projects. The company has a handful of remaining legacy construction contracts to complete, down from over 30 at the beginning of 2024.
Year-End Results
GAAP net income for the year ended December 31, 2024 was $184.0 million, or $5.02 per share, compared with GAAP net income of $89.8 million, or $2.40 per share, for 2023. Net income in 2024, excluding derivative market value adjustments1, was $176.4 million, or $4.81 per share, compared with $121.6 million, or $3.25 per share, for 2023.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume," "believe,” “continue,” “could,” "ensure," “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” "scheduled," “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and future servicing contracts with the Department of Education, risks related to unfavorable contract modifications or interpretations, risks related to consistently meeting service requirements to avoid the assessment of performance penalties, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFEL Program, private education, and consumer loans; loan portfolio risks such as credit risk, prepayment risk, interest rate basis and repricing risk, risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, consumer, and other loans, or investment interests therein, and initiatives to purchase additional FFELP, private education, consumer, and other loans; financing and liquidity risks, including risks of changes in the interest rate environment; risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to a breach of or failure in the company's operational or information systems or infrastructure, or those of third-party vendors, including disclosure of confidential or personal information and/or damage to reputation resulting from cyber breaches; risks related to use of artificial intelligence; uncertainties inherent in forecasting future cash flows from student loan assets, including investment interests therein, and related asset-backed securitizations; risks related to the ability of Nelnet Bank to achieve its business objectives and effectively deploy loan and deposit strategies and achieve expected market penetration; risks related to the expected benefits to the company from its continuing investment in ALLO and Hudl, and risks related to solar tax equity investments, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities; risks and uncertainties related to other initiatives to pursue additional strategic investments (and anticipated income therefrom) including venture capital and real estate investments, reinsurance, acquisitions, solar construction, and other activities (including risks associated with errors that occasionally occur in converting loan servicing portfolios to a new servicing platform), including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks and uncertainties associated with climate change; risks from changes in economic conditions and consumer behavior; risks related to the company's ability to adapt to technological change; risks related to the exclusive forum provisions in the company's articles of incorporation; risks related to the company's executive chairman's ability to control matters related to the company through voting rights; risks related to related party transactions; risks related to natural disasters, terrorist activities, or international hostilities; and risks and uncertainties associated with litigation matters and maintaining compliance with the extensive regulatory requirements applicable to the company's businesses, including changes to the regulatory environment from the change in presidential administration, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the company's consolidated financial statements.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Operations
(Dollars in thousands, except share data)
(unaudited)

	Three months ended				Year ended
	December 31, 2024	September 30, 2024	December 31, 2023	(1)	December 31, 2024	December 31, 2023	(1)
Interest income:
Loan interest	$178,434	190,211	227,234		787,498	931,945
Investment interest	42,815	50,272	48,019		185,901	177,855
Total interest income	221,249	240,483	275,253		973,399	1,109,800
Interest expense on bonds and notes payable and bank deposits	141,170	168,328	205,335		680,537	845,091
Net interest income	80,079	72,155	69,918		292,862	264,709
Less provision for loan losses	22,057	18,111	3,050		54,607	8,115
Net interest income after provision for loan losses	58,022	54,044	66,868		238,255	256,594
Other income (expense):
Loan servicing and systems revenue	137,981	108,175	128,816		482,408	517,954
Education technology services and payments revenue	108,335	118,179	106,052		486,962	463,311
Reinsurance premiums earned	18,673	16,619	9,428		62,923	20,067
Solar construction revenue	13,828	19,321	11,982		56,569	31,669
Other, net	27,794	15,706	(36,390)		61,602	(74,327)
Gain (loss) on sale of loans, net	42	(107)	(886)		(1,643)	(17,662)
Derivative market value adjustments and derivative settlements, net	14,879	(11,525)	(8,654)		16,258	(16,701)
Total other income (expense), net	321,532	266,368	210,348		1,165,079	924,311
Cost of services and expenses:
Costs incurred to provide loan servicing	1,497	196	—		1,889	—
Cost to provide education technology services and payments	38,658	45,273	39,379		172,763	171,183
Cost to provide solar construction services	28,558	26,815	23,371		77,673	48,576
Total cost of services	68,713	72,284	62,750		252,325	219,759
Salaries and benefits	147,229	146,192	152,917		576,931	591,537
Depreciation and amortization	12,544	13,661	22,004		58,116	79,118
Reinsurance losses and underwriting expenses	16,180	16,761	7,084		55,246	16,781
Other expenses	50,681	44,685	44,613		189,503	173,070
Total operating expenses	226,634	221,299	226,618		879,796	860,506
Impairment expense and provision for beneficial interests	5,764	29,052	26,951		42,629	31,925
Total expenses	301,111	322,635	316,319		1,174,750	1,112,190
Income (loss) before income taxes	78,443	(2,223)	(39,103)		228,584	68,715
Income tax (expense) benefit	(15,016)	282	9,399		(52,669)	(19,385)
Net income (loss)	63,427	(1,941)	(29,704)		175,915	49,330
Net (income) loss attributable to noncontrolling interests	(268)	4,329	21,791		8,130	40,496
Net income (loss) attributable to Nelnet, Inc.	$63,159	2,388	(7,913)		184,045	89,826
Earnings per common share:
Net income (loss) attributable to Nelnet, Inc. shareholders - basic and diluted	$1.73	0.07	(0.21)		5.02	2.40
Weighted average common shares outstanding - basic and diluted	36,461,513	36,430,485	37,354,406		36,642,533	37,416,621
(1)    During the second quarter of 2024, the company identified certain immaterial errors in the previously issued consolidated financial statements that have been corrected to conform to the December 31, 2024 presentation. Refer to the company's annual report on Form 10-K for the year ended December 31, 2024 that was filed with the Securities and Exchange Commission on February 27, 2025 for additional information.

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2024	September 30, 2024	December 31, 2023	(1)
Assets:
Loans and accrued interest receivable, net	$9,992,744	10,572,881	13,108,204
Cash, cash equivalents, and investments	2,395,214	2,173,000	2,032,788
Restricted cash	736,502	679,334	857,379
Goodwill and intangible assets, net	194,357	196,400	202,848
Other assets	458,936	462,513	511,165
Total assets	$13,777,753	14,084,128	16,712,384
Liabilities:
Bonds and notes payable	$8,309,797	8,938,446	11,828,393
Bank deposits	1,186,131	1,070,758	743,599
Other liabilities	982,708	864,786	940,285
Total liabilities	10,478,636	10,873,990	13,512,277
Equity:
Total Nelnet, Inc. shareholders' equity	3,349,762	3,290,652	3,253,751
Noncontrolling interests	(50,645)	(80,514)	(53,644)
Total equity	3,299,117	3,210,138	3,200,107
Total liabilities and equity	$13,777,753	14,084,128	16,712,384
(1)    During the second quarter of 2024, the company identified certain immaterial errors in the previously issued consolidated financial statements that have been corrected to conform to the December 31, 2024 presentation. Refer to the company's annual report on Form 10-K for the year ended December 31, 2024 that was filed with the Securities and Exchange Commission on February 27, 2025 for additional information.
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
GAAP net income (loss) attributable to Nelnet, Inc.	$63,159	(7,913)	184,045	89,826
Realized and unrealized derivative market value adjustments (a)	(13,792)	9,507	(10,124)	41,773
Tax effect (b)	3,310	(2,282)	2,430	(10,026)
Non-GAAP net income (loss) attributable to Nelnet, Inc., excluding derivative market value adjustments	$52,677	(688)	176,351	121,573
Earnings per share:
GAAP net income (loss) attributable to Nelnet, Inc.	$1.73	(0.21)	5.02	2.40
Realized and unrealized derivative market value adjustments (a)	(0.38)	0.25	(0.28)	1.12
Tax effect (b)	0.09	(0.06)	0.07	(0.27)
Non-GAAP net income (loss) attributable to Nelnet, Inc., excluding derivative market value adjustments	$1.44	(0.02)	4.81	3.25

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting in the consolidated financial statements. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.